Exhibit 10.23

SERVICES AGREEMENT

PERSONAL & CONFIDENTIAL

June 1, 2023

Dr. Wolfgang W. Pasewald

[*****]

[*****]

[*****]

Dear Dr. Pasewald

RE: Professional Services

This letter agreement (the “Agreement”) is made as of the date first written above (“Effective Date”) between you (the “Consultant”) and Borealis Foods Inc., an entity with a principal place of business at 1540 Cornwall Rd., Suite 104, Oakville, Ontario, L6J 7W5 (the “Company”) and will confirm the terms of your arrangement for providing services to the Company.

1.	Nature of Relationship & Services

The Consultant is being retained as an independent contractor to provide services on a fee for service basis.

This Agreement will start as of the Effective Date and will continue for a period of [*****] months, subject to the provisions for renewal and termination set out below.

The terms of this Agreement do not create an employment relationship. Accordingly, the Consultant is responsible for all applicable deductions, remittances and coverage, which may include but are not limited to income tax. The Consultant agrees to indemnify the Company for any claims, charges, taxes, penalties or demands made against it with respect to the Consultant’s deductions, remittances and liabilities.

The Consultant is prohibited from contracting on behalf of the Company without the prior written consent of the Company or from binding the Company in any respect.

2.	Services Profile

The Consultant and the Company have mutually agreed to the services as described in the attached Services Profile – Schedule A (the “Services”). This Profile is intended to be a guideline for the agreed to deliverables and commitments under this Agreement. Changes to the Services may happen at any point in time with any significant adjustments being noted by way of a revised Schedule A for approval by both parties.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

3.	Time Commitment

It is agreed that the Consultant will work the number of hours each week as set forth in the Services Profile, or if no such numbers of hours is defined therein, then the Consultant will work an appropriate number of hours each week during the term of this Agreement to ensure that all of the deliverables are fulfilled as scheduled.

4.	Service or Project Fee

The fee for Services will be as set forth in the Services Profile.

Unless otherwise agreed to by the parties, the Consultant is to invoice the Company on a monthly basis for all work completed during the invoiced period. Payment of all invoices will be net [*****] days. The Consultant’s rate is confidential and should not be discussed with or revealed to any other Consultants or employees of the Company under any circumstance without the express written consent of the Company.

5.	Expenses

During the term of this Agreement, it is agreed that the Consultant will be reimbursed for certain business expenses incurred in the performance of the Services for the Company. All such expenses must be pre-approved and authorized in writing by the Company.

6.	Company Property

In the event that the Consultant is supplied with any the Company property, the Consultant agrees to assume full responsibility for any damage or loss to the property while in their possession and agrees to replace or repair any lost or damaged property. Further, upon termination or expiration of this Agreement, the Consultant will promptly deliver to the Company any and all of the Company’s property which is in the Consultant’s possession.

7.	Company’s Intellectual Proprietary Rights

Unless otherwise specified in writing, all Services performed under this Agreement, and all materials (including but not limited to technical ideas, concepts, works of authorship, reports and documents,) developed or prepared for the Company by Consultant during the term of this Agreement (whether or not fully completed) (such work and materials, “Intellectual Property”), are the property of the Company, and all right, title and interest therein shall vest in the Company and shall be deemed to be a work made for hire and made in the course of the Consultant Services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in the Company or such Intellectual Property may not be considered works made for hire, all right, title and interest therein are hereby irrevocably assigned to the Company. All such Intellectual Property shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name all copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give the Company and any person designated by the Company any reasonable assistance, at the cost and expense of the Company, to perfect the rights defined herein. Consultant further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Intellectual Property as Consultant may have under any applicable law.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

8.	Confidentiality & Non-Compete Agreements

The Company must protect itself from unfair competition. The Consultant recognizes that he/she will have to access to confidential information of the Company and will be required to sign the Company’s standard Confidential Information, Non-Solicitation and Non-Competition Agreement, a copy of which is attached hereto as Schedule B.

9.	Termination and Renewal

This Agreement may be terminated at any time by either party upon providing [*****] weeks’ written notice. If the Services are deemed unsatisfactory, or the Consultant is in breach any term of this Agreement, the Company may terminate this Agreement without advance notice to the Consultant. The Consultant’s performance against the agreed to deliverables will be assessed on an ongoing basis. The Company will attempt to address any issues as they arise.

The parties agree that this Agreement may be renewed or extended only by the mutual written consent of the parties.

10.	Level of Service

The Consultant warrants that the Services rendered hereunder shall be in accordance with best industry standards and delivered with the highest duty of care for professionals rendering services of this type, and shall be in accordance with the specifications set forth in the Services Profile.

11.	Indemnity

The Consultant agrees that it is exclusively responsible for the payment of all statutory obligations including but not limited income tax. The Consultant shall indemnify and save harmless the Company of and from any and all claims, charges including interest and penalties, costs, expenses and demands that may be made against the Company by any governmental authority for any statutory obligations whatsoever in connection with the services provided by the Consultant.

The Consultant shall defend, hold harmless and indemnify the Company from and against any and all claims, demands, liabilities, suits, actions, losses, damages, costs, expenses, and reasonable counsel fees arising from the Consultant’s performance or breach of its obligations, representations and warranties under this Agreement.

12.	General

This Agreement and all Schedules attached hereto constitute the entire agreement and supersede any previous agreements between the parties, either written or verbal. Any modifications to this Agreement or the Schedules must be in writing and signed by both parties. No waiver of a breach of any term of this Agreement is binding unless it is in writing and signed by the party purporting to waive it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

If any term of this Agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

The laws of the Province of Ontario govern the terms of this Agreement.

This Agreement is binding upon and inures to the benefit of both parties and their respective executors, administrators, successors and permitted assigns. The Consultant may not assign any of its rights under this Agreement or delegate the performance of any of its Services without the Company’s prior written consent. The Company may, without restriction, assign the whole or any part of this Agreement to any associated or affiliated company, or any other third party.

[Remainder intentionally left blank]

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

If, upon careful review, you are in agreement with the terms and conditions set forth herein, please sign below to acknowledge your acceptance of the terms hereof, and return an executed electronic copy for your records.

Yours sincerely,

BOREALIS FOODS INC.
By: Barthélemy Helg
Its: Chairman

ACCEPTED AND AGREED

By: Dr. Wolfgang W. Pasewald
Date:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE A

SERVICES PROFILE

1.	Services Description: [*****].

2.	Fee Arrangement: [*****]:

a.	[*****]; and

b.	[*****].

3.	Number of Hours Per Week: To be agreed to in good faith by the parties.

BOREALIS FOODS INC.		WOLFGANG W. PASEWALD

By:	Barthélemy Helg	Date:
Its:	Chairman
Date:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

A-1

SCHEDULE B

CONFIDENTIAL INFORMATION, NON-SOLICITATION AND

NON-COMPETITION AGREEMENT

As a condition to Dr. Wolfgang (the “Consultant”) providing services (any and all references to “providing services” shall relate to the “Services Agreement” between the Consultant and Borealis Foods Inc. (the “Company”), dated __________, 2023) and in consideration therefor and Consultant’s receipt of the compensation now and hereafter paid by the Company, Consultant hereby agrees to the following:

1. Confidential Information.

A. Company Information. Consultant agrees at all times while providing services to the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information of the Company, except under a nondisclosure agreement duly authorized and executed by the Company. Consultant understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business of the Company including without limitation customer lists, financial information, plans, forecasts, marketing and all information which by its nature is known or in good faith should be known to be confidential, as well as all work product prepared by Consultant for the benefit of the Company. Consultant further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Consultant or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

C. Securities Law Restrictions. Consultant acknowledges that: (a) the Confidential Information may contain material non-public information concerning the business of the Corporation; (b) Consultant is aware of the restrictions imposed by Canadian and U.S. federal, state and provincial securities laws, and the rules and regulations thereunder, on persons in possession of material non-public information; and (c) Consultant will not (and Consultant will instruct its representatives, if any, to not), directly or indirectly, use or allow any other person to use, any Confidential Information that, if disclosed, would constitute material non-public information relating to the Corporations in contravention of any such laws, rules or regulations.

2. Covenant Against Competition.

By and in consideration of the Services Agreement, and in consideration of Consultant’s exposure to the proprietary information of the Company, Consultant hereby covenants and agrees that, during the period commencing on the date hereof and ending one year following the date of termination of the Services Agreement (the “Restricted Period”), Consultant shall not anywhere in the world, directly or indirectly (i) engage in any element of the Business (defined below) or otherwise compete with the Company, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of the Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing Consultant may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange; (B) Consultant not a controlling person of, or a member of a group which controls, such entity and (C) Consultant does not, directly or indirectly, own [*****] or more of any class of securities of such entity.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Consultant acknowledges and agrees that the principal “Business” of the Company (which expressly includes its successors and assigns) is that of a food tech company engaged in the development, manufacture and sale of noodle products, and any and all other businesses that after the date hereof, and from time to time during the term of the Services Agreement, become significant with respect to the Company’s then-overall business. In addition, Consultant acknowledges and agrees that (i) Consultant’s work for the Company has given and will continue to give Consultant access to the confidential affairs and proprietary information of the Company; (ii) the value of all goodwill resulting from the operation of the Business of the Company and its subsidiaries and other affiliates should properly belong to the Company; (iii) Consultant’s covenants and agreements in this Section 2 are necessary to preserve the value of such goodwill for the benefit of the Company; (vi) the proprietary technologies, methods and information developed by the Company offer the Company a distinct competitive advantage, and (v) the Company would not have entered into this Agreement, the Services Agreement or any other arrangements but for the covenants and agreements set forth in this Section 2.

If any part of this Section 2 is determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

3. Conflicting Employment or Provision of Services.

Consultant agrees that, during the term that he will be providing services to the Company, he will not engage in any activities that conflict with his obligations to the Company.

4. Non-Solicitation of Employees and Customers; Non-disparagement.

Consultant agrees that during the Restricted Period defined above, Consultant shall not, either directly or indirectly: (i) solicit, induce, recruit or encourage any of the Company’s employees or independent Consultants to leave their employment or service to the Company; (ii) hire (on Consultant’s behalf or on behalf of any other person or entity), any employee or independent Consultant who has left the employment or other service of the Company or any of its affiliates within the one year period following the termination of such employee’s or independent Consultant’s employment or other service with the Company and its affiliates; or (iii) solicit business from any person who the Consultant knew to be a customer (existing or prospective) of the Company’s or its affiliates.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

During the Restricted Period, Consultant shall not, whether for its own account or for the account of any other person, firm, corporation or business organization, intentionally interfere with the Company or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who, at any time during the term of Consultant’s Service Agreement with the Company, is or was a customer or client of the Company’s or that of any of its affiliates.

Neither the Consultant nor the Company or any of its affiliates shall publish any statement or make any statement under circumstances reasonably likely to become public that is critical of the Company or any of its affiliates, or in any way adversely affecting or otherwise maligning the business or reputation of the Company or any of its affiliates.

5. Conflict of Interest Guidelines.

Consultant agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit A hereto.

6. General Provisions.

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Province of Ontario, Canada. Consultant hereby expressly consents to the personal jurisdiction of the courts located in Ontario for any lawsuit filed there against the Consultant by the Company arising from or relating to this Agreement.

B. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Consultant relating to the subject matter herein and supersedes all prior discussions or representations between the Company and the Consultant including, but not limited to, any representations made during meeting or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of the Company and the Consultant. Any subsequent change or changes in his duties or compensation will not affect the validity or scope of this Agreement.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Survival. The confidentiality obligations of the Consultant shall survive termination of this Agreement.

E. Successors and Assigns. This Agreement will be binding upon the Consultant’s successors and assigns and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has duly executed this Agreement on ________________, 2023.

___________________________________

Consultant Name: Dr. Wolfgang Pasewald

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

CONFLICT OF INTEREST GUIDELINES

It is the policy of Borealis Foods Inc. its affiliates, successors or assigns (together, the “the Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent Consultants must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the Company and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information, and Non-Solicitation and Non-Competition Agreement elaborates on this principle and is a binding agreement.)

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Investing or holding outside directorship in suppliers, customers, or competing companies, where such investment or directorship might influence in any manner a decision or course of action of the Company.

5. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

6. Making any unlawful agreement with distributors with respect to prices.

7. Engaging in any conduct which is not in the best interest of the Company.

Consultant must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of the Company. Violations of this conflict of interest policy may result in termination of the Services Agreement between the Company and the Consultant without warning.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A-1